CONSENT OF INDEPENDENT AUDITORS

The Board of Directors of Aetna Life Insurance and Annuity Company and Policyholders of Aetna Variable Life Account B:

We consent to the use of our reports dated February 4, 1997 and February 14, 1997 included herein and to the references to our Firm under the caption "Independent Auditors" in the Prospectus.

                             /s/ KPMG Peat Marwick LLP


Hartford, Connecticut
May 16, 1997